Exhibit 10.1

Execution Copy

AMENDMENT TO EXECUTIVE TERMINATION AND SEVERANCE AGREEMENT

with JERRY L. STARKEY

THIS AMENDMENT (this “Amendment”), effective as of August 10, 2007, by and between WCI Communities, Inc., a Delaware corporation (the “Company”), and Jerry L. Starkey (the “Executive”), amends that certain Executive Termination and Severance Agreement, dated as March 16, 2005, by and between the Company and the Executive, as heretofore amended (the “Severance Agreement”).

In consideration of the mutual covenants contained herein and the continued employment of the Executive by the Company, the parties agree as follows:

1. The Severance Agreement is hereby amended by deleting Section 1(8) thereof in its entirety and substituting therefor the following:

“‘Change in Control’ as used in this Agreement shall have the same meaning given such term in the 2004 Stock Incentive Plan of WCI Communities, Inc., or any successor to such plan that provides for the grant of equity awards to employees of the Company.”

2. The Severance Agreement is hereby amended by deleting Section 1(14) thereof in its entirety and substituting therefor the following:

“‘Good Reason’ means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

(a)	The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including titles and reporting requirements) as an officer of the Company; or

(b)	A material reduction by the Company of the Executive’s annual base salary or Bonus Plan Opportunity.

Good Reason shall not be deemed to have occurred unless Executive gives the Company thirty (30) days written notice, and within such thirty (30) day period, the Company does not restore Executive’s Base Salary or restore Executive’s authorities, duties, responsibilities and status as an officer, in which event Good Reason shall be deemed to have occurred at the time of the giving of such written notice. Good Reason shall cease to exist for an event or condition described in clauses (a) or (b) above on the 90th day following its occurrence, unless the Executive has given the Company written notice thereof prior to such date. The

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.”

3. The Severance Agreement is hereby amended by deleting Section 2.1 thereof in its entirety and substituting therefor the following:

“2.1 Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company for reasons other than Cause, or is voluntarily terminated by the Executive for Good Reason within a period of one year after the occurrence of an event of Good Reason, then the Executive shall be entitled to receive from the Company the Severance Benefits as described in Section 2.3 herein as well as his Accrued Benefits. The Severance Benefits shall terminate immediately upon the Executive violating any of the provisions of Article III of this Agreement.”

4. The Severance Agreement is hereby amended by deleting Section 2.3(1) thereof in its entirety and substituting therefor the following:

“(1) For a period of twenty four (24) months after the Date of Termination, one-twelfth (1/12th) of the Executive’s Average Salary per month less any payroll deductions, taxes and withholding as may be necessary pursuant to law. For purposes of Section 409A of the Code, the right to receive such monthly installments shall be treated as the right to receive a series of separate payments, as defined in Treas. Reg. Section 1.409A-2(b)(2)(iii).”

5. The Severance Agreement is hereby amended by deleting Section 2.3(2) thereof in its entirety and substituting therefor the following:

“(2) For a period of twenty four (24) months, any and all health and dental benefits under which the Executive and/or the Executive’s family is eligible to receive as of the Termination Date. Such benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Date of Termination; provided, however, that such benefits shall be discontinued prior to the end of such period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined by the Committee. During the period of coverage, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year. The Executive’s rights pursuant to this Section 2.3(2) shall not be subject to liquidation or exchange for another benefit.”

6. The Severance Agreement is hereby amended by deleting Section 2.3(3) thereof in its entirety and substituting therefor the following:

“(3) For a period of three (3) months, the Company shall continue to provide the Executive with any automobile allowance he is receiving at the Date of Termination. During the period of coverage, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year. The Executive’s rights pursuant to this Section 2.3(3) shall not be subject to liquidation or exchange for another benefit.”

7. The Severance Agreement is hereby amended by deleting Section 4.7 thereof in its entirety and substituting therefor the following:

“4.7 Legal Fees and Expenses. The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys’ fees. If the Executive is awarded the right to recover costs and expenses hereunder, the reimbursement of an eligible expense must be made no later than March 15 of the year after the year in which the prevailing party’s rights are established. The Executive’s rights pursuant to this Section 4.7 shall expire at the end of 20 years after the effective date of this Agreement and shall not be subject to liquidation or exchange for another benefit.”

8. The Severance Agreement is hereby amended by adding the following Section 4.12:

“4.12. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)	if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service; and

(b)	if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to the Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.”

9. All other provisions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

WCI COMMUNITIES, INC.

By:	/s/ Kathleen Shanahan
Kathleen Shanahan
Chair, Executive Compensation Committee

EXECUTIVE

s/ Jerry L. Starkey
Jerry L. Starkey